Exhibit 99.1

CONTACTS:
INVESTORS: Allan Kells, (816) 201-2445
akells@cerner.com

MEDIA: Justin Scott, (816) 201-6438
jscott@cerner.com

CERNER’S INTERNET HOME PAGE:
http://www.cerner.com

CERNER DELIVERS RECORD THIRD QUARTER NEW BUSINESS BOOKINGS
Cash flow also at record levels

KANSAS CITY, Mo. — October 20, 2004 — Cerner Corporation (NASDAQ:CERN) today announced results for the 2004 third quarter ended October 2, 2004, delivering record third quarter bookings and record cash flow. Diluted earnings per share were $0.39 in the third quarter, which includes a prior period adjustment related to accrued vacation pay that reduced earnings per share by $0.06. Earnings per share prior to this adjustment were $0.45, compared to $0.33 in the third quarter of 2003. Analysts’ consensus estimates for third quarter earnings per share were $0.44. For the year, diluted earnings per share were $1.15, including a gain on the sale of Zynx Health in the first quarter that increased earnings per share by $0.05 and the accrued vacation pay adjustment that decreased earnings per share by $0.06.

Third quarter revenues increased 12 percent to $231.1 million compared to $206.3 million in the year-ago quarter. Net earnings in the quarter were $14.8 million, which includes the adjustment for accrued vacation pay of $2.1 million, net of $1.2 million of tax. Net earnings prior to this adjustment were $16.9 million, compared to $12.0 million in the third quarter of 2003.

New business bookings in the third quarter were $215.8 million, a record for the third quarter, and an increase of 6 percent compared to $203.9 million in the third quarter of 2003. The Company generated record operating cash flow of $45.2 million in the third quarter driven by strong cash collections and reflective of continued operational improvements.

Other Third Quarter Highlights:

•	Strong cash collections of $228.1 million.

•	Days Sales Outstanding (DSOs) of 104 days, which is 8 days lower than a year ago.

•	Total revenue backlog of $1.46 billion, up 28 percent over the year-ago quarter. This is comprised of $1.13 billion of contract backlog and $335.6 million of support and maintenance backlog.

•	293 Cerner Millennium® solutions were implemented during the quarter. Cerner has now turned on over 3,400 Cerner Millennium solutions at more than 670 client facilities worldwide.

•	Computerized Physician Order Entry was brought live at more than 30 locations, bringing the total to more than 350.

“Our third quarter results reflect continued strong performance in a very good industry environment,” said Neal Patterson, Cerner’s co-founder, Chairman and Chief Executive Officer. “I am particularly pleased with the strength of our cash flow performance, which is a reflection of our ability to deliver value to our clients.”

“We feel very good about Cerner’s competitive position in the healthcare information technology industry, and Cerner is focused on several initiatives that we believe will strengthen that position,” added Patterson. “Our healthcare system is increasingly looking toward information technology as a solution to major systemic issues it faces, and Cerner is the best-positioned company in the world to help healthcare providers leverage information technology to improve patient safety while eliminating the unnecessary waste, variance, error, delay, and friction in the current healthcare system.”

Future Period Guidance
Cerner expects earnings per share in the fourth quarter of 2004 to be between $0.54 and $0.55. The Company expects revenue in the fourth quarter to be approximately $242 million to $247 million. Cerner expects bookings revenue in the fourth quarter to be between $225 million and $250 million.

The Company also indicated that it expects to generate full-year operating cash flow at the high end or above its original guidance range of $120 million to $140 million.

For 2005, the Company expects earnings per share between $2.05 and $2.10. Cerner expects revenue for 2005 to be between $1.01 billion and $1.03 billion. The Company also indicated that it expects to continue showing improvements in operating and free cash flow in 2005.

Accrued Vacation Pay Adjustment
In conjunction with a review of the process for calculating the liability for accrued vacation pay at the end of the third quarter of 2004, the Company determined that the liability on the balance sheet relating to periods prior to 2004 was understated by $3.3 million. While the Company was fully accrued for all vested vacation that would be subject to payout upon termination, the Company understated the liability for accumulated vacation that could be used in subsequent periods by associates in excess of the vested amount payable upon termination.

The expense, if properly recorded in 2000 through 2003, would have increased 2003 net earnings by $0.1 million and would have decreased net earnings by $0.4 million in 2002, $0.6 million in 2001, and $1.2 million in 2000. The cumulative impact on net earnings is a decrease of $2.1 million for this four-year period. The impact on 2004 net earnings is a positive $8 thousand. As the impact to prior year’s annual financial statements was not material, Cerner recorded additional expense of $3.3 million, $2.1 million after-tax ($0.06 per share), in the 2004 third quarter to appropriately reflect the liability as of October 2, 2004. The Company has revised its process for calculating the liability for accumulated vacation to accurately report this information in the future.

Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail at 3:30 p.m. CT on October 20, 2004. The dial-in number for the call is (617) 614-4078 and the replay number is (617) 801-6888 (Pass code: 78693492). The call will also be Web cast and available both live and archived on Cerner’s Web site at www.cerner.com in the Investors’ section under Presentation and Webcasts. Please access the site fifteen minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be made available shortly after the call and will run for two weeks. A copy of the script used during the call will also be available at www.cerner.com in the Investors’ section under Presentation and Webcasts.

Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (Nasdaq:CERN), www.cerner.com.

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “reflect”, “continued”, “ability”, “feel”, “focused”, “would”, “believe”, “expects”, “guidance”, or variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the healthcare industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, risks associated with the Company’s global operation and the recruitment and retention of key personnel. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

# # #

CERNER CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

	Note (1)	Note (1) (2)
	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	October 2, 2004	October 2, 2004	September 27, 2003	September 27, 2003

Revenue
System sales	$82,882	252,247	80,193	241,529
Support, maintenance and services	140,123	401,141	118,774	347,946
Reimbursed travel	8,062	24,796	7,325	22,703

Total revenue	231,067	678,184	206,292	612,178

Margin
System sales	57,156	170,945	54,144	155,721
Support, maintenance and services	128,898	364,989	106,713	309,674

Total margin	186,054	535,934	160,857	465,395

Operating expenses
Sales and client service	98,919	285,993	84,794	259,531
Software development	42,837	128,160	39,255	115,170
General and administrative	17,942	47,006	15,083	41,374

Total operating expenses	159,698	461,159	139,132	416,075

Operating earnings	26,356	74,775	21,725	49,320

Interest income	478	1,359	294	894
Interest expense	(2,063)	(6,851)	(1,997)	(6,046)
Other income	52	2,892	24	167

Non-operating expense, net	(1,533)	(2,600)	(1,679)	(4,985)

Earnings before income taxes	24,823	72,175	20,046	44,335
Income taxes	(10,044)	(28,953)	(7,999)	(17,752)

Net earnings	$14,779	43,222	12,047	26,583

Basic earnings per share	$0.41	1.20	0.34	0.75

Basic weighted average shares outstanding	36,253	35,950	35,359	35,437

Diluted earnings per share	$0.39	1.15	0.33	0.73

Diluted weighted average shares outstanding	37,653	37,422	36,365	36,259

Note 1:	Includes a charge for vacation accrual of $3.3 million included in General and administrative. The impact of this charge is a $2.1 million decrease, net of $1.2 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.06 for the quarter and for 2004.

Note 2:	Includes a gain on the sale of Zynx Health Incorporated. The impact of this gain is a $1.8 million increase, net of $1.2 million tax expense, in net earnings and an increase to diluted earnings per share of $.05 for 2004.

CERNER CORPORATION
NON-GAAP
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	October 2, 2004	October 2, 2004	September 27, 2003	September 27, 2003

Revenue
System sales	$82,882	252,247	80,193	241,529
Support, maintenance and services	140,123	401,141	118,774	347,946
Reimbursed travel	8,062	24,796	7,325	22,703

Total revenue	231,067	678,184	206,292	612,178

Margin
System sales	57,156	170,945	54,144	155,721
Support, maintenance and services	128,898	364,989	106,713	309,674

Total margin	186,054	535,934	160,857	465,395

Operating expenses
Sales and client service	98,919	285,993	84,794	259,531
Software development	42,837	128,160	39,255	115,170
General and administrative	14,596	43,660	15,083	41,374

Total operating expenses	156,352	457,813	139,132	416,075

Operating earnings	29,702	78,121	21,725	49,320

Interest income	478	1,359	294	894
Interest expense	(2,063)	(6,851)	(1,997)	(6,046)
Other income	52	(131)	24	167

Non-operating expense, net	(1,533)	(5,623)	(1,679)	(4,985)

Earnings before income taxes	28,169	72,498	20,046	44,335
Income taxes	(11,314)	(29,026)	(7,999)	(17,752)

Net earnings	$16,855	43,472	12,047	26,583

Basic earnings per share	$0.46	1.21	0.34	0.75

Basic weighted average shares outstanding	36,253	35,950	35,359	35,437

Diluted earnings per share	$0.45	1.16	0.33	0.73

Diluted weighted average shares outstanding	37,653	37,422	36,365	36,259

RECONCILIATION OF NON-GAAP
TO GAAP CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	October 2, 2004	October 2, 2004	September 27, 2003	September 27, 2003

Non-GAAP net income	$16,855	43,472	12,047	26,583
Vacation accrual	(3,346)	(3,346)	—	—
Income tax effect	1,270	1,270	—	—
Gain on sale of Zynx	—	3,023	—	—
Income tax effect	—	(1,197)	—	—

GAAP net income	$14,779	43,222	12,047	26,583

Basic earnings per share	$0.41	1.20	0.34	0.75

Basic weighted average shares outstanding	36,253	35,950	35,359	35,437
Diluted earnings per share	$0.39	1.15	0.33	0.73

Diluted weighted average shares outstanding	37,653	37,422	36,365	36,259

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	October 2,	January 3,
	2004	2004

Assets
Cash and cash equivalents	$160,947	121,839
Receivables	262,376	256,574
Inventory	10,521	12,434
Prepaid expenses and other	33,071	38,132

Total current assets	466,915	428,979

Property and equipment, net	217,090	204,953
Software development costs, net	153,963	141,090
Goodwill, net	53,682	51,573
Intangible assets, net	22,335	24,036
Investments, net	332	692
Other assets	2,842	8,017

Total assets	$917,159	859,340

Liabilities
Accounts payable	$17,164	20,753
Current installments of long-term debt	24,711	21,162
Deferred revenue	60,202	64,879
Deferred income taxes	15,654	15,586
Accrued payroll and tax withholdings	55,736	45,004
Other accrued expenses	11,233	10,095

Total current liabilities	184,700	177,479

Long-term debt, net	110,360	124,570
Deferred income taxes	63,871	59,500
Deferred revenue	1,551	1,945

Total liabilities	360,482	363,494

Minority owners’ equity interest in subsidiary	1,166	1,166

Stockholders’ Equity

Common stock	378	371
Additional paid-in capital	254,407	236,969
Retained earnings	322,585	279,363
Treasury stock, at cost (1,502,999 shares in 2004 and 2003)	(26,793)	(26,793)
Foreign currency translation adjustment	4,934	4,770

Total stockholders’ equity	555,511	494,680

Total liabilities and equity	$917,159	859,340